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                                                                       EXHIBIT 6


                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into on April 26, 1999, by and between FORE Systems, Inc., a Delaware corporation (the "Company"), and Thomas J. Gill, a resident of Wexford, Pennsylvania ("Executive").

     WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Company and is a participant in the Company's Change in Control Separation Plan, as amended and restated effective September 4, 1998, (the "Plan"); and

     WHEREAS, the Company has contracted to enter into a transaction whereby, upon the closing of the transaction (the "Closing"), the Company will become a wholly-owned indirect subsidiary of The General Electric Company, p.l.c. (the "Parent Company"), which transaction will constitute a "Change in Control" as defined by Article II(e) of the Plan; and

     WHEREAS, after negotiation, the Company and Executive wish to enter into a contract that will provide for Executive's continued employment by the Company, to take effect immediately prior to the Closing (the "Effective Date"), in partial exchange for and full replacement of any obligation the Company might have thereupon incurred under the Plan to Executive, except as provided in
Section 1 below, which Executive hereby waives; and

     WHEREAS, both parties also desire to enter into this Agreement to reflect Executive's role in the Company's business and to provide for Executive's continued employment by the Company, upon the terms and conditions set forth herein, and to set forth certain obligations of Executive not to misuse the Company's Confidential Information, as defined below, and not to compete with the Company or solicit its Principal Customers, as defined below;
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     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.    Employment.  On the Effective Date, the Company hereby agrees to
           ----------
continue to employ Executive, and Executive hereby accepts such continued employment and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. In consideration for the terms set forth in this Agreement, Executive hereby waives any further participation in the Plan which shall no longer apply to him on or after the Effective Date and Executive acknowledges that there is no obligation to him under the Plan; provided, however, that the provisions of Section 4.4 of the Plan shall continue to apply to Executive should any of the actions, payments or benefits under this Agreement require the additional payments called for by that Section in connection with the Change in Control that will occur as a result of the transaction referred to above, and, provided, further, that any interest and penalties imposed upon Executive related to such event under that Section shall be covered by the Company as well on a net after-tax basis to Executive assuming he is in the highest marginal tax bracket for Federal, state and local income and employment taxes.

     1.1.  Employment Term.  The term of Executive's employment under this
           ---------------
Agreement shall be indefinite but shall commence on the Effective Date and shall continue until terminated in accordance with Section 5 or Section 6 hereof. The period commencing as of the Effective Date and ending on the date on which the term of Executive's employment under the Agreement shall terminate is hereinafter referred to as the "Employment Term".

     1.2.  Duties and Responsibilities.  During the Employment Term, Executive
           ---------------------------
shall serve as President and Chief Executive Officer of the Company and as a member of the Company's Board of Directors (the "Board"). Executive shall also serve in such other senior positions, if

                                       2
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any, to which he may be elected during the Employment Term. During the
Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions as may be assigned to him by the Board.

     1.3.  Extent of Service.  During the Employment Term, Executive agrees to
           -----------------
use Executive's best efforts to carry out Executive's duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all Executive's business time, attention and energy thereto. Except as provided in Section 3 hereof, the foregoing shall not be construed as preventing Executive from (i) continuing to fulfill his present duties on the other boards of directors on which he serves as of the Effective Date, (ii) performing charitable and civic duties at the level of commitment in effect on the Effective Date or (iii) making minority investments in other businesses or enterprises. Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company.

     1.4.  Base Salary.  For all the services rendered by Executive hereunder,
           -----------
the Company shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of $500,000, payable in installments at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). Executive's Base Salary shall be reviewed annually for appropriate adjustment (but shall not be reduced below that in effect on the Effective Date, or as subsequently increased, without Executive's written consent) by the Board pursuant to its normal performance review policies for senior level executives.

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          1.5.  Retirement and Benefit Coverages.  During the Employment Term,
                 --------------------------------
Executive shall be entitled to participate in all (a) employee pension and retirement plans and programs ("Retirement Plans") and (b) welfare benefit plans and programs ("Benefit Coverages"), in each case made available to the Company's senior level executives as a group, as such Retirement Plans or Benefit Coverages may be in effect from time to time.

          1.6.  Reimbursement of Expenses; Vacation.  Executive shall be
                -----------------------------------
provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled annually to 24 days of vacation (30 days beginning in February, 2000, in accordance with the Company's current plan) and holidays in accordance with the Company's normal personnel policies for senior level executives.

          1.7.  Short-Term Incentive Compensation.  Executive shall be entitled
                ---------------------------------
to participate in any short-term incentive compensation programs established by the Company for its senior level executives generally, depending upon achievement of certain annual individual or business performance objectives specified and approved by the Board (or a Committee thereof) or the Chief Executive of the Parent Company in its or his sole discretion; provided, however, that Executive's "target opportunity" and "maximum opportunity" under any such program shall be at least 60% and 100%, respectively of Executive's Base Salary. Executive's short-term incentive compensation shall be paid to Executive not later than such payments are made to the Company's senior level executives generally.

        1.8.    Long-Term Incentive Compensation. Executive shall also be
                --------------------------------
entitled to participate in any long-term incentive compensation programs established by the Company for its senior level executives generally, depending upon achievement of certain business performance

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objectives specified and approved by the Parent Company's board of directors
(the "Parent Company Board") (or a Committee thereof) in its sole discretion. On the Effective Date, such programs include the TBR Based LTIP, under which Executive's "target opportunity" shall begin at 50% of Base Salary, and participation in the Parent Company's Phantom Share Option Scheme under which Executive shall participate at the senior executive level. Executive's long-term incentive compensation, either in shares of the Parent Company, options or cash, as applicable from time to time, shall be paid to Executive not later than such payments are made to the Company's senior level executives generally.

     1.9.  Initial Stock and Stock Option Grant. Immediately following the
           ------------------------------------
Closing, Executive shall be granted, conditioned upon his fulfilling the conditions of the last sentence of Section 1.10, (i) $1.0 million of restricted phantom stock of the Parent Company (the "Restricted Stock") and (ii) a non-qualified phantom share option (for a term expiring ten years thereafter) to purchase phantom ordinary shares of the Parent Company, the number of which shall equal $1.0 million divided by the then current fair market value of a share of the Parent Company (the "Option"). Executive's right to the Restricted Stock shall vest on the second anniversary of the Effective Date and Executive's right to exercise the Option shall vest on the third anniversary of the Effective Date, if, in each case, Executive is then employed by the Company (except that in the case of death, disability, as defined in Section 5.1, a Termination upon Change of Control, as defined in Section 6.1(f), or removal without cause or Good Reason termination, as provided in Section 5.4(b), Executive shall be fully vested in the Restricted Stock and the Option). The terms of the Option, to the extent not inconsistent with the provisions outlined in this Section shall be made subject to the terms of the Parent Company's Phantom Share Option Scheme.

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     1.10.  Conversion of Options and Share Purchase.  All stock options
            ----------------------------------------
previously issued to Executive by the Company, the purchase price for which is $30 per share or higher, shall be vested immediately and converted by the Parent Company into options to purchase phantom ordinary shares of the Parent Company under its Phantom Share Option Scheme. Such conversion shall be effected in the manner set forth in Section 3(a)(ii) below. In addition, within 90 days after the Effective Date, Executive agrees to have purchased at least $1.0 million of ordinary shares of the Parent Company.

      2.    Confidential Information. Executive recognizes and acknowledges that
            ------------------------
by reason of Executive's employment by and service to the Company during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Board, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the

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public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, in which case Executive will inform the Company in writing promptly of such required disclosure, but in any event at least 15 business days prior to disclosure or the amount of time Executive has to respond to the required request minus one day if shorter. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Unless expressly authorized in writing by the Board, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession. For the purposes of this Section 2, the term "Company" shall be deemed to include the Company and Affiliates, as defined in Section 6.1(a), of the Company.

     3.   Non-Competition; Non-Solicitation; Consideration.
          ------------------------------------------------

          (a) The Company hereby agrees to pay Executive the amounts described under this Agreement as being expressly conditioned on Executive's undertakings under this Section and also agrees to provide Executive with, at Executive's election, except as provided in Section 1.10 above, either, or in combination,
(i) in exchange for the cancellation and termination

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of the relevant options as of the Closing, a cash payment equal to the value of the spread on all stock options previously granted to Executive by the Company, whether or not vested as of the Effective Date, based upon the price paid for shares of the Company by the Parent Company in the transaction described above (which payment for options not vested prior to the Effective Date shall be made in accordance with the terms set forth in the Agreement and Plan of Merger), or
(ii) that number of options to purchase phantom shares of the Parent Company that preserves the inherent value of those stock options, based on the conversion calculation attached hereto as Appendix A, previously granted to Executive by the Company, whether or not vested as of the Effective Date, that Executive elects to convert to fully-vested options to purchase phantom shares of the Parent Company. In exchange for the consideration provided in the preceding sentence, during Executive's employment by the Company and for a period of two years after Executive's termination of employment for any reason, Executive will not anywhere in the world, except with the prior written consent of the Company's Board of Directors, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive's name to be used in connection with, any business or enterprise that is competitive with any business or enterprise in which the Company is engaged in the fiscal year of the Company in which Executive's termination of employment occurs or with any business or enterprise in which the Company has a written plan to be engaged.

          (b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, provided that such ownership represents a passive

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investment and that neither Executive nor any group of persons including
Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive's rights as a shareholder, or seeks to do any of the foregoing.

          (c) Executive further covenants and agrees that during Executive's employment by the Company and for the period of two years thereafter, Executive will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's "Principal Customers," defined for the purposes hereof to include any customer of the Company, from which $100,000 or more of annual gross revenues are derived at such time, or
(ii) encourage any Principal Customer to reduce its patronage of the Company.

          (d) Executive further covenants and agrees that during Executive's employment by the Company and for the period of two years thereafter, Executive will not, except with the prior written consent of the Board, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time during the Employment Term by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Executive shall not apply to any individual after 12 months have elapsed subsequent to the date on which such individual's employment or engagement by the Company has terminated.

     4.   Equitable Relief.
          ----------------

          (a) Executive acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered

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by the Company should Executive breach any of the provisions of those Sections.
Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement,
(ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive's counsel and participated in the negotiation thereof, and (iii) the provisions of Sections 2 and 3 are reasonable and these restrictions do not prevent Executive from earning a reasonable livelihood.

          (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

          (c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 2 or 3 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Western District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Pittsburgh, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof.

           (d) For the purposes of this Section 4, the term "Company" shall be deemed to include the Company and Affiliates, as defined in Section 6.1(a), of the Company.

     5.    Termination.  The Employment Term shall terminate upon the occurrence
           -----------
of any one of the following events:

     5.1.  Disability.  The Company may terminate the Employment Term if
           ----------
Executive is unable substantially to perform Executive's duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months; provided, however, that the Company shall continue to pay Executive's Base Salary until the Company acts to terminate the Employment Term. If the Company terminates the Employment Term, Executive shall be entitled to receive (i) any amounts earned, accrued or owing but not yet paid under Section 1 above, and (ii) any other benefits in accordance with the terms of any applicable plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation to Executive for compensation under this Agreement. Executive agrees, in

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the event of a dispute under this Section 5.1, to submit to a physical examination by a licensed physician selected by the Board.

     5.2.  Death.  The Employment Term shall terminate in the event of
           -----
Executive's death. In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to the installment of Executive's Base Salary set forth in Section 1.4 hereof for the month in which Executive dies. In addition, Executive's estate shall be entitled to receive (i) any other amounts earned, accrued or owing but not yet paid under Section 1 above, and (ii) any other benefits in accordance with the terms of any applicable plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

     5.3.  Cause.  The Company may terminate the Employment Term, at any time,
           -----
for "cause" upon written notice, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued, but Executive shall remain entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company. For purposes of this Agreement, Executive's employment may be terminated for "cause" if (i) Executive is convicted of or pleads guilty or nolo contendere to a felony or misdemeanor
                                    ---- ----------
involving moral turpitude, (ii) in the reasonable determination of the Board, Executive has (x) committed an act of fraud, embezzlement, or theft in connection with Executive's duties in the course of Executive's employment with the Company, (y) caused intentional, wrongful damage to the property of the Company or intentionally and wrongfully disclosed Confidential Information, or
(z) engaged in gross misconduct or gross negligence in the course of Executive's employment with the Company or (iii) Executive materially and intentionally breached Executive's obligations under this Agreement and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof. For purposes of this Agreement, an act or omission on the part of Executive shall be deemed "intentional" only if it was done by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

     5.4.  Removal Without Cause and Good Reason Termination.
           -------------------------------------------------

           (a) The Company may remove Executive, at any time, without cause from the position in which Executive is employed hereunder upon prior written notice to Executive and Executive shall have the right to terminate his employment for Good Reason, as defined below, upon 90 days' prior written notice to the Company (in either case the Employment Term shall be deemed to have ended); provided, however, that, in the event that either such notice is given, Executive shall be under no obligation, following the end of the notice period, if any, to render any additional services to the Company and, subject to the provisions of Section 3 hereof, shall be allowed to seek other employment. Upon any such removal or Good Reason termination, Executive shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ Executive, only the amount due to Executive under the Company's then current severance pay plan for employees. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 1 above, and other benefits in accordance with the terms of any applicable plans and programs of the Company. Notwithstanding anything in this Agreement to the contrary, on or after the date Executive attains age 65, he shall not be eligible for any severance benefits provided under this Agreement.

          (b) Notwithstanding the provisions of Section 5.4(a) (other than the last sentence), in the event that Executive executes, and does not revoke, a written release upon such removal or Good Reason termination, substantially in the form attached hereto as Annex 1, (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued a benefit), or the termination thereof, Executive shall be entitled to receive, in lieu of the payment described in Section 5.4(a), which Executive agrees to waive, a written release from the Company, substantially in the form attached as Annex 2, (the "Company Release") and

          (i) as liquidated damages for the failure of the Company to continue to employ Executive, a single cash payment, within 30 days after the effective date of the removal or Good Reason termination, equal to Executive's Base Compensation, as defined in Section 6.1(b) below; provided, however, that the payment shall equal two multiplied by Executive's Base Compensation in the event that removal or Good Reason termination occurs prior to the second anniversary of the Effective Date;

          (ii) for a period equal to two years following the end of the Employment Term, Executive and Executive's spouse and dependents shall be eligible for a continuation of those Benefit Coverages, as in effect at the time of such termination or removal, and as the same may be changed from time to time, as if Executive had been continued in employment during said period or to receive cash (including a tax equivalency payment for Federal, state and local income and employment taxes assuming Executive is in the maximum tax bracket for all such purposes) in lieu of such benefits or premiums, as applicable, where such

Benefit Coverages may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the Benefit Coverage is provided) under applicable law or regulations;

               (iii) any other amounts earned, accrued or owing but not yet paid under Section 1 above;

               (iv) any other benefits in accordance with the terms of any applicable plans and programs of the Company;

               (v) as additional consideration for the confidentiality, non-competition and non-solicitation covenants contained in Section 2 and 3, a single cash payment, within 30 days after the effective date of the removal or non-renewal, equal to Executive's Base Compensation, as defined in Section 6.1(b) below; and

               (vi) The Option and the Restricted Stock, to the extent not already vested prior to the removal or Good Reason termination, shall be fully vested and the Option shall be immediately exercisable within 12 months after the removal or Good Reason termination.

     5.5.  Voluntary Termination.  Executive may voluntarily terminate the
           ---------------------
Employment Term upon 90 days' prior written notice for any reason. In such event, after the effective date of such termination, no further payments shall be due under this Agreement except that Executive shall be entitled to (i) any amounts earned, accrued or owing but not yet paid under Section 1 above, and
(ii) any benefits due in accordance with the terms of any applicable plan and programs of the Company.

       6.  Payments Upon a Change in Control.
           ---------------------------------

     6.1.  Definitions.  For all purposes of Section 5 and this Section 6, the
           -----------
following terms shall have the meanings specified in this Section 6.1 unless the context otherwise clearly requires:

           (a) "Affiliate" shall mean an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act").

           (b) "Base Compensation" shall mean Executive's annualized Base Salary as would be reported for federal income tax purposes on Form W-2 for the respective calendar years within which the fiscal year of the Company falls, together with any and all salary reduction authorized amounts under any of the Company's benefit plans or programs for such fiscal year, and all short-term incentive compensation at the target level to be paid to Executive in all employee capacities with the Company attributable to such fiscal year even if to be paid in the following fiscal year. "Base Compensation" shall be the higher of (i) Base Compensation for the fiscal year in which occurs the Change of Control or, if no Change of Control occurs, the fiscal year in which occurs the removal or Good Reason termination; or (ii) Base Compensation for the full fiscal year immediately prior thereto. "Base Compensation" shall not include the value of the Option, the grant of any subsequent stock options or any exercise thereunder.

           (c) "Change of Control" shall mean the happening of any of the following:

           (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or the Parent Company, their Affiliates, or any Company or Parent Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Company representing more than 30% of the combined voting power of either (i) the then outstanding ordinary shares of the Parent

Company (the "Outstanding Common Stock") or (ii) the then outstanding voting securities of the Parent Company entitled to vote generally in the election of directors (the "Voting Securities"); or

          (ii) Individuals who, as of the beginning of any twenty-four month period, constitute the Parent Company Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Parent Company Board or the Incumbent Board ceases to be able to exercise the powers of the majority of the Parent Company Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election by the Parent Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Parent Company Board (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (iii) Consummation by the Parent Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Voting Securities, as the case may be; or

          (iv) Consummation of a complete liquidation or dissolution of the Parent Company or sale or other disposition of all or substantially all of the assets of the Parent Company other than to a corporation, business trust or other entity with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

Notwithstanding anything herein to the contrary, at such time as the Parent Company or its Affiliates, alone or in combination, do not own more than 50% of the outstanding voting securities of the Company, or its successors, the foregoing provisions of this subsection (c) shall apply to the Company by substituting the word "Company" for the words "Parent Company" each place they appear above; provided, however, that a transaction in which there is an initial public offering of some or all of the shares of the Company, or its successors, under the Securities Act of 1933 shall not in and of itself be treated as a Change of Control for the purposes hereof; and provided, further that any transaction by which the Parent Company disposes of more than 50% of the shares of the Company, or its successors, or sells or transfers all or substantially all of the assets of the Company, or its successors, to a person, or persons or entities acting in concert, and not related to the Parent Company through a more than 50% ownership arrangement, shall constitute a "Change of Control" for the purposes hereof. Notwithstanding the foregoing, "Change of Control" shall not include any change in the share ownership, directors or management of Parent Company that occurs in connection with a proposed reconstruction involving the separation from Parent Company of its aerospace and defense activities, the merger of such activities with British Aerospace and the formation of a new holding company that will own, directly and indirectly, the non-aerospace and non-defense activities of Parent Company, including the Company.

          (d) "Termination Date" shall mean the date of receipt of a Notice of Termination of this Agreement or any later date specified therein.

          (e) "Termination of Employment" shall mean the termination of Executive's actual employment relationship with the Company.

          (f) "Termination upon a Change of Control" shall mean a Termination of Employment upon or within two years after a Change of Control either:

                (i) initiated by the Company for any reason other than Executive's (w) disability, as defined in Section 5.1 hereof, (x) death, (y) retirement on or after attaining age 65, or (z) "cause," as defined in Section
5.3 hereof, or (ii) initiated by Executive for "Good Reason" which shall be defined to include (A) any material failure of the Company to comply with and satisfy any of the material terms of this Agreement, including any reduction by the Company of the authority, duties or responsibilities of Executive, any reduction of Executive's compensation or benefits already accrued hereunder, or the assignment to Executive of duties which are inconsistent with the duties of Executive's position as defined in Section 1.2 above, or (B) the transfer of Executive, without Executive's written consent, to a location that is more than 50 miles from Executive's principal place of business immediately preceding the transfer.

     6.2.  Notice of Termination.  Any Termination upon a Change of Control
           ---------------------
shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

     6.3.  Payments upon Termination.  Subject to the provisions of Section 6.6
           -------------------------
hereof, in the event of Executive's Termination upon a Change of Control, the Company agrees (a) in the event Executive executes the Release required by
Section 5.4(b), to give Executive the Company Release and to pay to Executive, in a single cash payment, within thirty days after the Termination Date, two multiplied by Executive's Base Compensation, and, in addition, all amounts, benefits and Benefit Coverages described in Section 5.4(b)(ii), (iii), (iv) and
(v), provided that in (ii) Benefit Coverages shall continue for at least three years instead of two, or (b) in the event Executive fails or refuses to execute the Release required by Section 5.4(b), to pay to Executive, in a single cash payment, within thirty days after the Termination Date, the amount due under
Section 5.4(a) above and, in addition, all other amounts and benefits described in Section 5.4(a).

     6.4.  Other Payments, Stock Option and Stock Grants, etc.  Subject to the
           --------------------------------------------------
provisions of Section 6.6 hereof, in the event of Executive's Termination upon a Change of Control, and the execution of the Release, on Executive's Termination Date, the Option, the Restricted Stock and any subsequent stock option, phantom share options and restricted share grants previously granted to Executive, to the extent not already vested prior to the Termination Date, shall be fully vested and immediately exercisable within 12 months after the removal or Good Reason termination, and if the Change of Control results in the Voting Securities of the Parent Company (or the Company following an initial public offering) ceasing to be traded on a securities exchange or through the national market system of the National Association of Securities Dealers Inc., the fair market value at which the Option shall be exercised shall be the average of the closing prices for the five trading days preceding the day such Voting Securities cease trading.

     6.5.  Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent
           -------------------------
or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives all of the payments provided for in this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

     6.6.  Certain Increase in Payments.
           ----------------------------

           (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the

"Code"), whether or not related to an event occurring before or after the Effective Date (provided, that this provision shall only be applicable to the first Change of Control which occurs after the Closing), Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment, and any interest and penalties imposed upon Executive, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

          (b) All determinations to be made under this Section 6 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Section 6.6.

          (c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.

         (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

     7.  Survivorship.  The respective rights and obligations of the parties
         ------------
under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

     8.  Mitigation.  Executive shall not be required to mitigate the amount of
         ----------
any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

     9.  Arbitration; Expenses.  In the event of any dispute under the
         ---------------------
provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Pittsburgh, Pennsylvania in accordance with National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company, one by the

Executive, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

     10.  Notices.  All notices and other communications required or permitted
          -------
under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company, to:

          FORE Systems, Inc.
          1000 FORE Drive
          Warrendale, PA  15086-7502
          Attention:  Vice President, Corporate Counsel and Secretary

     With a required copy to:

          Morgan, Lewis & Bockius
          1701 Market street
          Philadelphia, PA  19103
          Attention:  Robert J. Lichtenstein, Esquire

     If to Executive, to:

          Thomas J. Gill
          405 Alpen Court
          Wexford, PA  15090

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     11.  Contents of Agreement; Amendment and Assignment.
          -----------------------------------------------

          (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

     12.  Severability.  If any provision of this Agreement or application
          ------------
thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     13.  Remedies Cumulative; No Waiver.  No remedy conferred upon a party by
          ------------------------------
this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     14.  Beneficiaries/References.  Executive shall be entitled, to the extent
          ------------------------
permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

     15.  Miscellaneous.  All section headings used in this Agreement are for
          -------------
convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     16.  Withholding.  The Company may withhold from any payments under this
          -----------
Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

     17.  Governing Law.  This Agreement shall be governed by and interpreted
          -------------
under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

     18.  Establishment of Trust.  The Company may, but is not required to,
          ----------------------
establish an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy any of its obligations under this Agreement. Funding of such trust fund shall be subject to the Board's discretion, as set forth in the agreement pursuant to which the fund will be established.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                       FORE SYSTEMS, INC.

/s/ Thomas J. Gill                         /s/ Bruce E. Haney
___________________________            By:_______________________
THOMAS J. GILL                         Name: Bruce E. Haney
                                       Title: Senior Vice President and
                                                Chief Financial Officer

                                    ANNEX  1

                                GENERAL RELEASE
                                ---------------

1. I, Thomas J. Gill, for and in consideration of certain payments to be made and the benefits to be provided to me under Section 5.4(b) of the Agreement to which this Annex 1 is attached, dated April 26, 1999, (the "Agreement") with FORE Systems, Inc. (the "Company"), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with FORE Systems, Inc. to the date of these presents arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom, including the payments and benefits under
Section 5.4(b) of the Agreement, my retirement and the termination of my employment relationship with FORE Systems, Inc., including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C.
(S)621 et seq., Americans with Disabilities Act ("ADA"), 42 U.S.C. (S)2000e et
       -- ---                                                               --
seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. (S)2000e et seq., any
---                                                                 -- ---
contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this General Release shall not apply to (i) any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued a benefit nor (ii) to my right to be indemnified by the Company, pursuant to the bylaws of the Company, for any liability, cost or expense for which I would have been indemnified for actions taken on behalf of the Company during the term and within the scope of my employment by the Company.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. I further agree and covenant that neither I, nor any person, organization or other entity on my behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable, monetary or other similar relief against the Company (including any action for damages, injunctive, declaratory or other relief), arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom, including the payments and benefits under Section 3 of the Agreement, my retirement and the termination of my employment relationship with Superior Group, Inc., except as may be necessary to enforce the obligations of the Company to me in accordance with the express terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued a benefit, involving any matter occurring from the beginning of my employment with FORE Systems, Inc. to the date of these presents, or involving any continuing effects of any actions or practices which may have arisen or occurred from the beginning of my employment with FORE Systems, Inc. to the date of these presents, including any charge of discrimination under Title VII of the Civil Rights Act of 1964, or ADEA. In addition, I also agree and covenant that should I, or any other person, organization or entity on my behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action prohibited by the preceding sentence for personal equitable, monetary or other similar relief, despite my agreement not to do so hereunder, or should I otherwise fail to abide by any of the terms of this General Release, and any claim is made against the Company that might result in liability of the Company to Executive, except to the extent not covered by this General Release as stated above, then I will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

4. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on ___________________ and the Company has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

5. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement and this General Release are made voluntarily to provide an amicable resolution of my employment relationship with the Company and the termination of the Employment Agreement.

6. I hereby certify that I have participated in the negotiation of the terms of this General Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Employment Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this General Release other than those contained herein.

7. I hereby acknowledge that I have been informed that I have the right to consider this General Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at 1000 FORE Drive, Warrendale, PA 15086-7502, Attention: Vice President, Corporate Counsel and Secretary.

8. I hereby further acknowledge that the terms of Sections 2 and 3 of the Agreement continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

Intending to be legally bound hereby, I execute the foregoing General Release this ______ day of _______________, ______.

_________________                    _________________
Witness                              Thomas J. Gill

                                    ANNEX 2

                                GENERAL RELEASE
                                ---------------

1. FORE Systems, Inc. and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term "FORE"), for and in consideration of the release of Thomas F. Gill ("Executive"), of even date herewith, and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term "Executive"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment with FORE to the date of these presents arising from or relating in any way to Executive's employment relationship, his retirement and the termination of his employment relationship with FORE, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between FORE and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to an any action attributable to a criminal act, an act outside the scope of Executive's employment by FORE or willful misconduct involving self-dealing for the Executive's financial benefit or that of any person related to him. In addition, nothing herein shall be construed as a release of FORE's rights under Sections 2, 3 or 4 of the Agreement.

2. FORE further agrees and covenants that neither FORE, nor any person, organization or other entity on its behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable, monetary or other similar relief against Executive (including any action for damages, injunctive, declaratory or other relief), except as may be necessary to enforce the obligations of Executive to FORE in accordance with the express terms of the Agreement, involving any matter occurring at any time in the past up to the date of this General Release, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this General Release, unless involving a criminal act, an act outside the scope of Executive's employment by FORE or willful misconduct involving self-dealing for the Executive's financial benefit or that of any person related to him. In addition, FORE also agrees and covenants that should FORE, or any other person or entity on its behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action prohibited by the preceding sentence for personal equitable, monetary or other similar relief, despite its agreement not to do so hereunder, then FORE will pay all of the costs and expenses of Executive (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

3. FORE hereby certifies that it has been advised by counsel in the preparation and review of this General Release.

Intending to be legally bound hereby, FORE executed the foregoing General Release this ______ day of _______________, ______.


__________________                      __________________
Witness

                                  APPENDIX A


At the Effective Time under the Agreement and Plan of Merger, each outstanding Employee Option which the executive elects shall not be canceled or exercised but shall be amended and converted into phantom stock units equivalent to a number of ordinary shares of GEC, p.l.c. ("GEC Shares") (rounded down to the nearest whole share) determined by multiplying the number of shares subject to such Employee Option by the Conversion Ratio (as defined below), at a price per GEC Share equivalent (rounded up to the nearest whole penny) equal to (A) the exercise price for the shares previously purchasable pursuant to such Employee Option converted into pounds sterling at the Noon Buying Rate (as defined below) divided by (B) the Conversion Ratio (each, as so adjusted, a "Substitute Phantom Unit"). The value of each Substitute Phantom Unit will be payable upon exercise (less applicable withholding Taxes), at Parent Company's election, in cash or GEC Shares (provided that such GEC Shares are publicly traded on the London Stock Exchange or a U.S. stock exchange) valued at the closing sales price for a GEC Share on the London Stock Exchange (the "LSE") on the date of exercise and shall have other terms and conditions comparable to those of the Employee Option replaced by such Substitute Phantom Unit. The "Conversion Ratio" shall be equal to U.S. $35 converted into pounds sterling at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on the date of the Effective Time (the "Noon Buying Rate") divided by an amount equal to the average of the closing price for a GEC Share on the LSE for the twenty trading days preceding the Effective Time and weighted for trading volumes of GEC Shares on each such day. In the event another company becomes the successor ultimate parent of Parent, the shares of such successor will be substituted for GEC Shares on an equitable basis.